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

  Exhibit 11 - Statement Re:  Computation of Per Share Earnings (Unaudited)

                                     Three Months Ended      Nine Months Ended
                                       September 30,            September 30,
                                       1997      1996        1997        1996


Average shares outstanding             8,778    8,645        8,702      8,658


Net effect of dilutive stock options,
  based on the treasury stock method       1       20            2         25
                                     _______   ______      _______     ______

Total shares used in computation       8,779    8,665        8,704      8,683
                                     =======   ======      =======     ======


Net income                            $5,103   $4,338      $14,308    $12,165
                                      ======   ======      =======    =======

Net income per share                  $  .58   $  .50      $  1.64    $  1.40
                                      ======   ======      =======    =======

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